Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120886 on Form S-8 of our report dated March 30, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to lawsuits related to alleged patent infringement and alleged misappropriation of trade secrets) relating to the consolidated financial statements of Monolithic Power Systems, Inc. appearing in this Annual Report on Form 10-K of Monolithic Power Systems, Inc. for the year ended December 31, 2004.

/s/    Deloitte & Touche LLP

San Jose, CA

March 31, 2005